EXHIBIT 10.1

HOME FEDERAL BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR
JAMES R. BARLOW

This Supplemental Executive Retirement Agreement (the "Agreement") is entered into as of the 13th day of December 2017, by and between Home Federal Bank (the "Bank") and James R. Barlow (the "Executive").  This Agreement shall be effective as of the 1st day of January 2018 (the "Effective Date").

PREAMBLE

The purpose of this Agreement is to provide the Executive with supplemental retirement benefits in order to provide him with a reasonable level of retirement income which will assist him in maintaining an appropriate standard of living in retirement.  An integral part of this Agreement is to encourage and induce the Executive to remain as a full-time executive officer of the Bank until his target retirement date of December 31, 2033 (the "Target Retirement Date") and to recognize his prior service to the Bank.  The parties intend that this Agreement shall at all times be characterized as a "top hat" plan of deferred compensation maintained for the Executive who is a highly compensated employee, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and this Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  The provisions of this Agreement shall be construed to effectuate such intentions.  The Agreement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

WITNESSETH:

WHEREAS, the Executive is currently the President and Chief Executive Officer of both the Bank and Home Federal Bancorp, Inc. of Louisiana (the "Corporation"), the parent holding company of the Bank;

WHEREAS, the Executive has provided valuable service as an executive officer of the Bank for several years, and the Bank wishes to recognize such service and to encourage his continued service through his Target Retirement Date;

WHEREAS, to induce the Executive to continue in the employ of the Bank until his Target Retirement Date, the Bank proposes to supplement the Executive's retirement income by entering into this Agreement; and

WHEREAS, it is the desire and intent of the Bank and the Executive to have this Agreement comply with Section 409A of the Code and the regulations thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties agree as follows:

1. Service Period.  This Agreement requires the Executive to serve as a full-time officer of the Bank until his Target Retirement Date in order to receive the full Supplemental Retirement Benefit (as defined in Section 2 of this Agreement) provided by this Agreement, except as otherwise provided herein. The Executive is required to provide an additional sixteen (16) years of service following the Effective Date in order to become 100% vested, and the Executive shall vest ratably (i.e., 6.25% per year for sixteen years) in the full Supplemental Retirement Benefit for each year of service credit earned following the Effective Date of this Agreement.  For these purposes, the Executive shall receive credit for an additional year of service as of the last day of December of each calendar year while he is in the active service of the Bank, commencing December 31, 2018.

2. Retirement Benefit.

(a) Upon any retirement by the Executive from the employ of the Bank on or after his Target Retirement Date which constitutes a Separation from Service (as defined herein), the Executive shall be entitled to receive from the Bank an annual supplemental retirement benefit equal to $120,000 (the "Supplemental Retirement Benefit"), payable in equal annual installments for ten (10) consecutive years.  The annual installment payments shall begin on the first day of the calendar quarter next following the Executive's Separation from Service and shall continue thereafter on each annual anniversary of the first installment payment date hereunder until a total of ten (10) such payments have been made, subject to Section 2(b) below.  For purposes hereof, a "Separation from Service" shall mean a termination or reduction of the Executive's services (whether as an employee or as an independent contractor) to the Corporation and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank (and any affiliated entities of the Bank that are treated as a single employer under Section 414(b) of the Code) and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee (as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder) at the time of the Executive's Separation from Service, benefit distributions that are made as a result of the Separation from Service may not be made or commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 2(b) is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  Any subsequent annual installments shall be paid on the annual anniversary date of the date the first payment was actually paid.

3. Death.  In the event that the Executive has a Separation from Service on or after December 31, 2018 under this Agreement and subsequently dies prior to the receipt of ten (10) years of Supplemental Retirement Benefits, the remainder of the Supplemental Retirement Benefits shall be payable each year to the beneficiary(ies) designated by the Executive until all ten annual installments have been paid, except as set forth in Section 7 below.  In the event the Executive dies prior to a Separation from Service whether before or after December 31, 2018, the beneficiary(ies) designated by the Executive shall receive the full Supplemental Retirement Benefit in a single lump sum payment within thirty (30) days following the Executive's date of death.

4. Early Separation from Service.  (a) Except as set forth in Section 4(b) below, in the event that the Executive has a Separation from Service prior to December 31, 2033, for any reason other than death or Cause (as defined herein), the Executive shall be entitled to receive the Accrued Amount (as defined in Section 5 of this Agreement) payable in a lump sum on the first day of the calendar quarter next following the Executive's Separation from Service, subject to delay pursuant to Section 2(b) above.  For purposes of this Agreement, termination of the Executive's employment for Cause shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Bank. If the Executive has a Separation from Service prior to December 31, 2033 due to Cause, then no benefits shall be payable under this Agreement to the Executive.

(b) In the event that the Executive has a Separation from Service other than for Cause concurrently with or within two years following a Change in Control (as defined herein), the Executive shall receive the Accrued Amount (as determined in accordance with Section 5 of this Agreement) payable in a lump sum on the first day of the calendar quarter next following the Executive's Separation from service, subject to delay pursuant to Section 2(b) above.  For purposes of this Agreement, a "Change in Control" shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

5. Vested Benefit.  The Executive shall be one hundred percent (100%) vested in all amounts that are accrued for his benefit under this Agreement as of the respective date of each accrual (the "Accrued Amount").    Notwithstanding anything in this Agreement to the contrary, in the event of the Executive's death prior to a Separation from Service, the Executive shall be deemed 100% vested in the Supplemental Retirement Benefit set forth in Section 2 hereof effective as of the date of the Executive's death.  In addition, notwithstanding anything in that Agreement to the contrary, if the Executive has a Separation from Service either concurrently with or within two years following a Change in Control, the Executive shall be credited with five additional years of service following the date of his Separation from Service for purposes of calculating his Accrued Amount.

6. Withholding.  To the extent required by the law in effect at the time payment of the Supplemental Retirement Benefit or Accrued Amount is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld. In addition, the Bank shall withhold from the Executive's other compensation any withholding taxes required to be withheld at the time of vesting of the benefits payable under this Agreement as of each December 31st, including but not limited to withholding for Social Security and Medicare taxes at the time of vesting to the extent required.

7. Designation of Beneficiary.  The Executive may from time to time, by providing a written notification to the Compensation Committee (or, if none, the Board of Directors) of the Bank (the "Committee") substantially in the form attached hereto as Schedule A, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Committee.  If the Executive fails to designate a beneficiary or if a beneficiary dies before the date of the Executive's death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his surviving spouse, or if none, to his estate.

8. Claims Procedure.  The Executive or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee.  If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant:

(a) the specific reason or reasons for the denial;

(b) specific reference to the pertinent provisions of this Agreement on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

(d) appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim.  If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision.  In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim.  Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim.  A claimant or his duly authorized representative may:

(a) review pertinent documents, and

(b) submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension.  The Committee's decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

9. Unsecured Promise.  Nothing contained in this Agreement shall create or require the Bank to create a trust of any kind to fund the benefits payable hereunder.  To the extent that the Executive or any other person acquires a right to receive payments from the Bank, such individual shall at all times remain an unsecured general creditor of the Bank.

10. Assignment.  The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Bank.

11. Employment.  Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Bank or any other rights or interests other than those specifically set forth herein.

12. Amendment, Suspension or Termination.  This Agreement shall be binding upon and inure to the benefit of the Bank and the Executive.  Prior to the commencement of payment of benefits to the Executive or his beneficiary, the Bank, upon sixty (60) days prior written notice to the Executive, shall have the right to suspend, terminate or amend this Agreement; provided, however, no such suspension, termination or amendment shall adversely affect the rights of the Executive or any beneficiary to the funds and benefits which have accrued as of the date of such action.

13. Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

14. Successors.  This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

15. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Attest:		HOME FEDERAL BANK

By:	/s/Mark M. Harrison	By:	/s/Timothy W. Wilhite, Esq.
	Mark M. Harrison		Timothy W. Wilhite, Esq. on behalf of
	Director		the Compensation Committee

EXECUTIVE

		By:	/s/James R. Barlow
James R. Barlow